Exhibit 3.1

MC-353463 Certificate Of Incorporation I, JOY A. RANKINE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by TPG Pace IV Holdings Corp. an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 11th day of July Two Thousand Nineteen Given under my hand and Seal at George Town in the Island of Grand Cayman this 11th day of July Two Thousand Nineteen Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 940000512795 www.verify.gov.ky 17 July 2019